Exhibit 10.1

Lothian Oil Inc.
500 Fifth Avenue, Suite 2600
New York, New York 10110

September 15, 2006

United Heritage Corporation
405 North Marienfeld, Suite 200
Midland, Texas 79701

Ladies and Gentlemen:

Reference is made to that certain Merger Agreement and Plan of Reorganization (as amended, the “Agreement”) made and entered into as of February 22, 2006, by and among United Heritage Corporation, a Utah corporation (“United”) and Lothian Oil Inc., a Delaware corporation (“Lothian”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Agreement.

Lothian and United hereby agree that the Agreement is hereby amended as follows:

1. Section 1.6(e) of the Agreement is deleted in its entirety and replaced with the following:

“(e)  Exchange Ratio.  The “Exchange Ratio” shall be .80. The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into United Common Stock or Lothian Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to United Common Stock or Lothian Capital Stock occurring after the date hereof and prior to the Effective Time. No adjustment shall be made to the Exchange Ratio as a result of any cancellation of any Lothian Equity Security or any consideration (in any form whatsoever) received by Lothian as a result of any exercise, conversion or exchange of Lothian Equity Securities, after the Effective Time.”

2. Section 1.6(g) of the Agreement is deleted in its entirety and replaced with the following:

“(g)  United Warrants. At the Effective Time, each holder of United Common Stock as of April 26, 2006 (with the exception of Lothian) will receive a stock purchase warrant to purchase one share of United Common Stock for each share of United Common Stock held by such United shareholder. Each such warrant issued pursuant to this Section 1.6(g) will have a term of five years and an exercise price of $3.00 per share, and will provide for early termination on 30 days written notice if the Market Price of United’s Common Stock closes above $4.50 per share for ten consecutive trading days. The exercise price and number of shares obtainable upon exercise of each such warrant shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into United Common Stock or Lothian Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to United Common Stock occurring after the date hereof.”

3. Section 8.1(b)(vi) of the Agreement is deleted in its entirety and replaced with the following:

“(vi)  the Effective Time has not occurred before 5 p.m. (Eastern Time) on April 30, 2007, provided, however, that the right to terminate this Agreement under this Section 8.1(b)(vi) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.”

4. Exhibit D to the Agreement, consisting of the Form of Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock of United Heritage Corporation is amended as follows:

(a)  The second introductory paragraph thereof is deleted in its entirety and replaced with the following:

“RESOLVED, that, pursuant to authority vested in the Board of Directors of the Corporation by Article IV of the Corporation’s amended Articles of Incorporation, of the total authorized number of 5,000,000 shares of Preferred Stock of the Corporation, there shall be designated a series of 176,000 shares which shall be issued in and constitute a single series to be known as “Series A Convertible Preferred Stock”, par value $0.0001 per share (hereinafter called the “Series A Preferred”). The shares of Series A Preferred shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:”

(b)  The first sentence of Section 1(a) thereof is deleted in its entirely and replaced with the following:

“The holders of Series A Preferred shall be entitled to receive dividends at a rate of eight percent (8%) of the liquidation preference of $125.00 per share per annum, which shall be fully cumulative, prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock, $0.001 par value per share, of the Corporation (the “Common Stock”) or other distribution on the Common Stock of the Corporation.”

(c)  The last sentence of Section 3 thereof is deleted in its entirety and replaced with the following:

“For the purposes hereof, the term “Liquidation Preference(s)” shall mean $125.00 per share with respect to each of the Series A Preferred, plus any and all accrued unpaid dividends thereon.”

(d)  Section 4(a) thereof is deleted in its entirety and replaced with the following:

“All, but not less than all, of the Series A Preferred may be redeemed upon payment of $125.00 per Series A Share, plus accrued and unpaid dividends thereon (the “Redemption Price”), at any time by the Corporation at its sole discretion upon thirty (30) days’ written notice to the holders of the Series A Preferred; provided, however, the Company shall not redeem the Series A Preferred unless, at the time of such redemption, (i) the Company is a reporting company under Section 12 of the Securities Exchange Act of 1934, as amended, and (ii) the Common Stock is traded on the NASDAQ System or in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or the American Stock Exchange, (iii) a registration statement under the Securities Act of 1933, as amended has been filed and is effective and covers the Common Stock issuable upon conversion of the Series A Preferred; and (iv) the Market Price as of the date of any Redemption Notice hereunder is no less than two hundred percent (200%) of the Conversion Ratio.”

(e)   Section 5(a) thereof is deleted in its entirety and replaced with the following:

“Right to Convert: Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred shall be convertible in the manner hereinafter set forth into fully paid and nonassessable shares of Common Stock. Commencing upon issuance, the Liquidation Preference of each share of Series A Preferred (a “Series A Share”) may, at the option of the holder thereof, be converted into such number of fully paid and nonassessable whole shares of Common Stock as determined by dividing the Liquidation Preference by $1.25 (the “Conversion Ratio”). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred into Common Stock and by surrender of a certificate or certificates for the shares to be so converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series A Preferred) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock.”

5. Exhibit E to the Agreement, consisting of the Form of Certificate of Designation of Preferences and Rights of Series B Convertible Preferred Stock of United Heritage Corporation is amended as follows:

(a) The second and third introductory paragraphs thereof are deleted in their entirety and replaced with the following:

“RESOLVED, that, it is in the best interest of this Corporation, that in addition to the 176,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (hereinafter call the “Series A Preferred”), to create a new series of its Preferred Stock.

RESOLVED FURTHER, that, pursuant to authority vested in the Board of Directors of the Corporation by Article IV of the Corporation’s amended Articles of Incorporation, of the total authorized number of 5,000,000 shares of Preferred Stock of the Corporation, there shall be designated a series of 40,000 shares which shall be issued in and constitute a single series to be known as “Series B-1 Convertible Preferred Stock”, par value $0.0001 per share (hereinafter called the “Series B-1 Preferred”) and there shall be designated a series of 60,000 shares which shall be issued in and constitute a single series to be known as “Series B-2 Convertible Preferred Stock”, par value $0.0001 per share (hereinafter called the “Series B-2 Preferred, and collectively with the Series B-1 Preferred, the “Series B Preferred”). The shares of Series B Preferred shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:”

(b)  The penultimate sentence of Section 3 thereof is deleted in its entirely and replaced with the following:

“For the purposes hereof, the term “Liquidation Preference(s)” for the Series A Preferred shall have the meaning provided in the Certificate of Designation, Preferences and Rights of Series A Preferred Stock filed by the Corporation with the Utah Secretary of State simultaneously with the filing of this Certificate of Designation, and for the Series B Preferred shall mean $125.00 per share with respect to each of the Series B-1 Preferred, and $156.25 per share with respect to each of the Series B-2 Preferred, in all cases plus any and all accrued unpaid dividends thereon.”

(c)  Section 4(a) thereof is deleted in its entirety and replaced with the following:

“All, but not less than all, of the Series B-1 Preferred may be redeemed upon payment of $125.00 per share of Series B-1 Preferred and all, but not less than all, of the Series B-2 Preferred may be redeemed upon payment of $156.25 per share, in all cases plus accrued and unpaid dividends thereon (the “Redemption Price”), at any time by the Corporation at its sole discretion upon thirty (30) days’ written notice to the holders of the applicable Series B Preferred; provided, however, the Company shall not redeem any Series B Preferred unless, at the time of such redemption, (i) the Company is a reporting company under Section 12 of the Securities Exchange Act of 1934, as amended, and (ii) the Common Stock is traded on the NASDAQ System or in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or the American Stock Exchange, and (iii) a registration statement under the Securities Act of 1933, as amended has been filed and is effective and covers the Common Stock issuable upon conversion of the Series B Preferred; and (iv) the Market Price as of the date of any Redemption Notice hereunder is no less than two hundred percent (200%) of the Conversion Ratio.”

(d)  Section 5(a) thereof is deleted in its entirety and replaced with the following:

“Right to Convert: Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred shall be convertible in the manner hereinafter set forth into fully paid and nonassessable shares of Common Stock. Commencing upon issuance, each share of Series B-1 Preferred may, at the option of the holder thereof, be converted into such number of fully paid and nonassessable whole shares of Common Stock as determined by dividing the Liquidation Preference by $1.25, and each share of Series B-2 Preferred may, at the option of the holder thereof, be converted into such number of fully paid and nonassessable whole shares of Common Stock as determined by dividing the Liquidation Preference by $1.5625 (the “Conversion Ratio”). Such rights of conversion shall be exercised by the holder thereof by giving written notice to the Corporation that the holder elects to convert a stated number of shares of the applicable Series B Preferred into Common Stock and by surrender of a certificate or certificates for the shares to be so converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series B Preferred) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names, subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as possible thereafter and in no case more than three (3) business days, issue and deliver at such office to such holder of Series B Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the applicable Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.”

Except as specifically amended hereby, the terms of the Agreement shall remain in full force and effect. This letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Please indicate your acceptance of and agreement to the foregoing by signing and returning to me a copy of this letter, which may be signed in counterparts.

Very truly yours,

Lothian Oil Inc.

By:	/s/ Bruce Ransom
Name: Bruce Ransom
Title: Chief Executive Officer
Accepted and Agreed:

United Heritage Corporation

By:  /s/ C. Scott Wilson
Name: C. Scott Wilson
Title: Chief Executive Officer